Exhibit 99.1

Bancorp of New Jersey, Inc. Announces Record First Quarter Earnings
and Opens Sixth Location

May 1, 2009

Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE-AMEX: BKJ) reported its strongest first quarter net income since opening in May, 2006. Net income for the first quarter of 2009 reached $116 thousand compared to $13 thousand during the first quarter of 2008. Earnings per diluted share reached $0.02 compared to less than $0.01 per diluted share for the same period in 2008.

During the first quarter of 2009, net interest income increased by 26.7%, or approximately $400 thousand, to $1.9 million from $1.5 million for the first quarter of 2008. As a result of the increased net interest income, the company was able to absorb an increase in non-interest expense of approximately $286 thousand, or 21.8%. The increase in non-interest expense reflected increases in salaries and employee benefits, occupancy and equipment expense, and other expenses related to opening and operating two additional office locations, as well as the overall growth of the company.

Bancorp of New Jersey’s total assets grew to $317.0 million at March 31, 2009 compared to $304.1 million at December 31, 2008. The company also experienced strong growth in its loans, deposits, and equity over the same time period. Total loans reached $240.9 million at March 31, 2009 compared to $234.9 million at December 31, 2008, an increase of approximately $6 million, or approximately 2.6%. Total deposits increased to $267.9 million at March 31, 2009 from $254.0 million at December 31, 2008, an increase of approximately $13.9 million, or approximately 5.5%. Stockholders’ equity grew to $48.1 million at March 31, 2009 from $47.9 million at December 31, 2008.

Bancorp of New Jersey, Inc. is the holding company for Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey.

On April 8, 2009, Bank of New Jersey expanded its branch network by opening its newest branch office at 4 Park Street, Harrington Park, New Jersey. With the opening of the Harrington Park location, Bank of New Jersey currently has 6 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, and Harrington Park, all in Bergen County, NJ. All branch offices offer convenient hours and a high level of service for traditional consumer and commercial products and services.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include the current economic crisis affecting the financial industry; volatility in interest rates and the shape of the yield curve; increased credit risks and risks associated with the real estate market; operating, legal, and regulatory risk; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve Board; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended
	March 31,
INCOME STATEMENT	2009	2008
Net Interest Income	$1,869	$1,515
Provision for loan losses	61	158
Noninterest Expense, net	1,598	1,312

Pretax Income	210	45
Tax Expense	94	32

Net Income	$116	$13

Basic Earnings per Share	$0.02	$0.00
Diluted Earnings per Share	$0.02	$0.00

Weighted Average Shares – Basic	5,066	4,981
Weighted Average Shares – Diluted	5,066	5,224

SELECTED BALANCE SHEET DATA AT END OF PERIOD	3/31/2009	12/31/2008
Total Loans	$240,873	$234,936
Allowance for Loan Losses	2,432	2,371
Investment Securities	28,902	18,077
Total Assets	317,031	304,104
Total Deposits	267,868	254,006
Stockholders’ Equity	48,071	47,864